News Release

For Immediate Release:	For More Information,
November 18, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of $0.08 per share payable January 25, 2010 to shareholders of record as of December 31, 2009.  The $0.08 per share dividend rate is the same as the rate declared in the third quarter of 2009 and is a decrease from the $0.19 per share rate declared in the fourth quarter of 2008.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.5 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 93 branches, with 83 branches operating in the central piedmont and coastal regions of North Carolina, 10 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, Myrtle Beach and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

 Please visit our website at www.FirstBancorp.com.  For additional information, please contact:
Mr. Jerry L. Ocheltree
President & Chief Executive Officer
Telephone: (910) 576-6171